Exhibit 2.2

EXECUTION COPY

VOTING AGREEMENT

AGREEMENT (this “Agreement”), dated as of February 12, 2014, among Time Warner Cable Inc., a Delaware corporation (the “Company”), and each of the individuals or entities listed on Schedule 1.01 hereto (each, a “Stockholder”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Comcast Corporation, a Pennsylvania corporation (“Parent”), and Tango Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), are entering into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) pursuant to which Merger Subsidiary will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the shares of “Parent Class A Common Stock,” and “Parent Class B Common Stock,” respectively, on Schedule 1.01; and

WHEREAS, in order to induce the Company to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.01. Definitions Generally. For purposes of this Agreement, terms used in this Agreement that are defined in the Merger Agreement but not in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

Section 1.02. Certain Definitions. In addition, the following terms, as used herein, have the following meanings:

(i) “Articles of Incorporation” means the Amended and Restated Articles of Incorporation of Parent.

(ii) “beneficial ownership” of any security by any person means “beneficial ownership” of such security as determined pursuant to Rule 13d-3 under the 1934 Act, including all securities as to which such person has the right to acquire, without regard to the 60-day period set forth in such rule. The terms “beneficially owned” and “beneficial owner” shall have correlative meanings.

(iii) “Covered Shares” means, with respect to any Stockholder at any time, such Stockholder’s Existing Shares and New Shares as of such time.

(iv) “Existing Shares” means, with respect to any Stockholder, all shares of Parent Stock (other than shares of Parent Class A Special Common Stock) owned of record and beneficially by such Stockholder as of the date of this Agreement (excluding, for the avoidance of doubt, any Option Shares issuable upon exercise of options outstanding on the date hereof).

(v) “New Shares” means, with respect to any Stockholder, all shares of Parent Stock (other than Existing Shares and shares of Parent Class A Special Common Stock) of which such Stockholder acquires record and beneficial ownership during the term of this Agreement (including Option Shares once issued upon exercise of the relevant options).

(vi) “Option Shares” means, with respect to any Stockholder, all shares of Parent Stock (other than shares of Parent Class A Special Common Stock) issuable upon exercise of options held by such Stockholder.

(vii) “Parent Stock Issuance” means the issuance of shares of Parent Class A Common Stock as part of the Merger Consideration.

(viii) “Roberts” means Brian L. Roberts.

(ix) “Roberts Family Group” means (i) Roberts, (ii) any lineal descendant or ancestor or sibling (by birth or adoption) of Roberts, (iii) any spouse or former spouse of any of the foregoing, (iv) any legal representative or estate of any of the foregoing, (v) any trust (including a revocable trust, declaration trust or a voting trust), guardianship or custodianship for the benefit of any of the foregoing, and (vi) any corporation, private charitable foundation or other organization controlled by any of the foregoing (other than Parent or any of its controlled Affiliates).

Section 1.03. Other Definitional and Interpretative Provisions. Notwithstanding anything to the contrary in this Agreement, the obligations, representations, warranties and covenants of any party hereto are several (with respect to itself) and not joint and several, and in no event shall any party hereto have any liability for the obligations, representations, warranties or covenants of any other party hereto. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.01. Agreement to Vote.

(a) Written Consent. Each Stockholder that is the record and beneficial owner of shares of Parent Class B Common Stock agrees that, immediately after the execution and delivery of the Merger Agreement by the parties thereto, such Stockholder shall, with respect to all shares of Parent Class B Common Stock owned of record and beneficially by such Stockholder, consent to the Parent Stock Issuance for purposes of the separate approval right of the holders of Parent Class B Common Stock pursuant to Article 7 of the Articles of Incorporation (but not, for the avoidance of doubt, for purposes of the vote of the shares of Parent Class A Common Stock and the shares of Parent Class B Common Stock as a single class (which single class vote, for the avoidance of doubt, is the subject of Section 2.01(b)) by delivering to the Company an irrevocable written consent thereto. The consent granted by each Stockholder pursuant to this Section 2.01(a) shall automatically be revoked, without further action by the parties, only upon termination of this Agreement in accordance with Article 6.

(b) Agreement to Vote. Until the termination of this Agreement in accordance with Article 6, each Stockholder hereby agrees that at any meeting (whether annual or special and whether or not adjourned or postponed) of the holders of Parent Stock, however called, or in connection with any written consent of the holders of Parent Stock, such Stockholder shall vote (or cause to be voted) or deliver a consent (or cause a consent to be delivered) with respect to such Stockholder’s Covered Shares to the fullest extent that such Covered Shares are entitled to be voted at the time of any vote or action by written consent:

(i) in favor of the approval of the Parent Stock Issuance (other than in respect of the separate approval right of the holders of Parent Class B Common Stock that is the subject of Section 2.01(a));

(ii) without limitation of the preceding clause (i), in favor of any proposal to adjourn or postpone any meeting of the holders of Parent Stock at which the matter described in the preceding clause (i) is submitted for the consideration and vote of the holders of Parent Stock to a later date if there are not sufficient votes for approval of such matter on the date on which the meeting is held; and

(iii) against any corporate action the consummation of which would frustrate the purposes of, or prevent or impede the consummation of, the transactions contemplated by the Merger Agreement.

(c) Certain Procedural Matters. With respect to any vote required to be cast or consent required to be executed pursuant to Section 2.01(b), each Stockholder agrees to take all steps reasonably necessary to ensure that all of such Stockholder’s Covered Shares are counted as present for quorum purposes (if applicable) and for purposes of recording the results of the vote or consent.

(d) No Obligation to Exercise Options or Other Rights. Nothing contained in this Section 2.01 shall require any Stockholder (i) to convert, exercise or exchange any Parent Securities to acquire shares of Parent Stock or (ii) to vote or execute any consent with respect to any shares of Parent Stock not issued upon the conversion, exercise or exchange of any Parent Securities prior to the applicable record date for that vote or consent.

Section 2.02. Irrevocable Proxy. Each Stockholder hereby revokes (or causes to be revoked) any and all previous proxies granted with respect to the Covered Shares that is inconsistent with Section 2.01. By entering into this Agreement, each Stockholder hereby grants a proxy appointing the Company and any designee of the Company, and each of them individually, as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the such Stockholder’s name, to vote, express consent or dissent (including by acting by written consent), or otherwise to utilize such voting power in the manner expressly provided in Section 2.01. The proxy granted by each Stockholder pursuant to this Section 2.02 is irrevocable during the term of this

Agreement and coupled with an interest sufficient at law to support an irrevocable proxy and granted in consideration of and as an inducement to the Company entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Stockholder shall terminate only upon the termination of this Agreement in accordance with Article 6, at which time such proxy shall automatically be revoked without further action by the parties. Without limiting Section 7.09, all authority herein conferred or agreed to be conferred will survive the death or incapacity of each Stockholder and any obligation of such Stockholder under this Agreement will be binding upon the heirs, personal representatives, successors and assigns of such Stockholder. Each Stockholder agrees to take such further action or execute such other instruments as may be necessary to effectuate the intent of the proxy and power of attorney granted hereunder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder represents and warrants to the Company that:

Section 3.01. Organization. Such Stockholder, if it is a corporation, partnership, limited liability company, trust or other entity, is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 3.02. Authorization. If such Stockholder is not an individual, the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the powers of such Stockholder and have been duly authorized by all necessary action. If such Stockholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.03. No Conflict; Required Filings and Consents. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) if such Stockholder is not an individual, violate the certificate of formation, agreement of limited partnership, certificate of incorporation or similar organizational documents of such Stockholder, (ii) violate any applicable law to which such Stockholder is subject, (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit or right to which such Stockholder is entitled under, any provision of any agreement or other instrument binding upon such Stockholder, (iv) result in the imposition of any Lien on any Covered Shares, (v) result in the conversion of any shares of Parent Class B Common Stock owned of record and beneficially by such Stockholder into Parent Class A Common Stock or Parent Class A Special Common Stock pursuant to Article 5, Section B.4 of the Articles of Incorporation or (vi) require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Authority or other person, except for the filing with the SEC of any Schedule 13D or 13G (or amendments thereto) and filings under Section 16 of the 1934 Act as may be required in connection with this Agreement and the transactions contemplated hereby, except, in the case of the foregoing clauses (ii), (iii), (iv) and (vi), as would not impact such Stockholder’s ability to perform or comply with its obligations under this Agreement or to consummate the transactions contemplated herein on a timely basis.

Section 3.04. Ownership of Shares. As of the date of this Agreement and, except with respect to any Existing Shares transferred in accordance with Section 5.01, at all times during the period from the date of this Agreement through the termination of this Agreement in accordance with Article 6, such Stockholder is and will be the record and beneficial owner of the shares of Parent Stock set forth opposite such Stockholder’s name under the headings “Parent Class A Common Stock,” and “Parent Class B Common Stock,” respectively, on Schedule 1.01, which shares of Parent Stock collectively constitute such Stockholder’s Existing Shares, in each case, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of any such Existing Shares) other than those created by this Agreement or the Articles of Incorporation. None of such Stockholder’s Existing Shares is, and at no time during the term of this Agreement will such Stockholder’s Covered Shares be, subject to any voting trust or other agreement or arrangement with respect to the voting of such shares of Parent Stock.

Section 3.05. Total Shares. Except for (i) such Stockholder’s Option Shares, if any, (ii) any shares of Parent Stock owned of record and beneficially by another Stockholder and (iii) in the case of Roberts, 2,034 shares of Parent Class A Common Stock owned of record by Aileen Roberts, such Stockholder’s Existing Shares constitute all of the shares of Parent Stock (other than shares of Parent Class A Special Common Stock) beneficially owned by such Stockholder as of the date hereof.

Section 3.06. Opportunity to Review; Reliance. Such Stockholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of his, her or its own choosing. Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Stockholder that:

Section 4.01. Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 4.02. No Conflict; Required Filings and Consents. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or similar organizational documents of the Company, (ii) violate any applicable law to which the Company is subject, (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit or right to which the Company is entitled under, any provision of any agreement or other instrument binding upon the Company, (iv) require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Authority or other person, except for the filing with the SEC of any Schedule 13D or 13G (or amendments thereto) and filings under Section 16 of the 1934 Act as may be required in connection with this Agreement and the transactions contemplated hereby, or (v) result in the imposition of any Lien on any material assets of the Company except, in the case of the foregoing clauses (ii), (iii), (iv) and (v), as would not impact the Company’s ability to perform or comply with its obligations under this Agreement or to consummate the transactions contemplated herein on a timely basis.

ARTICLE 5

COVENANTS OF EACH STOCKHOLDER

Section 5.01. Restrictions on Transfer. (a) Each Stockholder agrees that, during the term of this Agreement, such Stockholder shall not, directly or indirectly, sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (each, a “Transfer”) any shares of Parent Class B Common Stock owned of record or beneficially by such Stockholder or any interest therein, or any voting rights with respect thereto, or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement), other than with the prior written consent of the Company. For the avoidance of doubt, nothing in this Section 5.01(a) shall prevent a Transfer by any

Stockholder of any shares of Parent Class A Common Stock or Parent Class A Special Common Stock or any voting rights with respect thereto or the entry into any contract, option or other arrangement or understanding with respect thereto.

(b) Notwithstanding Section 5.01(a) (but subject to the immediately succeeding sentence), each Stockholder may Transfer any or all of such Stockholder’s Parent Class B Common Stock (the “Permitted Transfer Securities”) (i) upon the death of such Stockholder pursuant to the terms of any trust or will of such Stockholder or by the laws of intestate succession, or (ii) to any member of the Roberts Family Group; provided that, in the case of the foregoing clauses (i) and (ii), each transferee or other recipient of Permitted Transfer Securities expressly agrees in a writing satisfactory to the Company to be bound by the terms of this Agreement such that the provisions of this Agreement will continue to apply to the Permitted Transfer Securities in the hands of such transferee or other recipient. Any Transfer in violation of this Section 5.01 shall be null and void. Any transferee or other recipient of Permitted Transfer Securities pursuant to clauses (i) and (ii) that is not already a “Stockholder” hereunder shall be deemed to be a “Stockholder” for purposes of this Agreement.

Section 5.02. No Conversion. Each Stockholder agrees that, from the date hereof until termination of this Agreement, such Stockholder shall not take any action to convert any shares of Parent Class B Common Stock owned of record and beneficially by such Stockholder into shares of Parent Class A Common Stock or Parent Class A Special Common Stock pursuant to Article 5, Section B.4 of the Articles of Incorporation or otherwise.

Section 5.03. No Proxies. Each Stockholder agrees that, from the date hereof until termination of this Agreement, such Stockholder shall not directly or indirectly grant any person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of such Stockholder’s Covered Shares that is inconsistent with Section 2.01 or Section 2.02.

ARTICLE 6

TERMINATION

Section 6.01. Termination. This Agreement and all obligations of the parties hereunder shall automatically terminate upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the date on which the Merger Agreement is modified, amended or supplemented, or any waiver of any term, condition or provision of the Merger Agreement is granted, which modification, amendment, supplement or waiver (i) has not been approved by (A) Roberts (either in his individual capacity or in his capacity as a director) or (B) stockholders who are the record and beneficial owners of at least a majority of the Parent Class B Common Stock and (ii) increases the Exchange Ratio or changes the form of the Merger Consideration or amends the provisions of the Merger Agreement relating to regulatory matters in a manner that is materially adverse to investors. Upon the termination of this Agreement, neither the Company nor the Stockholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided that this Section 6.01 and Sections 7.02 through 7.16 shall survive such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

ARTICLE 7

MISCELLANEOUS

Section 7.01. Further Assurances. The Company and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply with its obligations under this Agreement.

Section 7.02. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to the Company, to:

Time Warner Cable Inc.

60 Columbus Circle

New York, NY 10023

Attention: General Counsel

Facsimile: (212) 364-8459

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:   Robert B. Schumer

                  Ariel J. Deckelbaum

                  Ross A. Fieldston

Facsimile: (212) 757-3990

if to a Stockholder, to such Stockholder and its counsel at their respective addresses or facsimile numbers set forth on the applicable signature page hereof,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 7.03. Covered Shares Held in Trust. In this Agreement, the Stockholder of any Covered Shares held in trust shall be deemed to be the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require to be most protective of the Company, including for purposes of such trustees’ representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing instruments.

Section 7.04. Amendments and Waivers. (a) Any provision of this Agreement (including any Schedule hereto) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 7.05. Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by the Company of such Stockholder’s identity and holding of Covered Shares, the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that the Company reasonably determines is required to be disclosed by applicable law in any Current Report on Form 8-K, any Statement on Schedule 13D, any other disclosure document in connection with the Merger Agreement and any filings with or notices to Governmental Authorities in connection with the Merger Agreement, provided that the Company shall give such Stockholders and its legal counsel a reasonable opportunity to review and comment on such publications or disclosure prior to their being made public, and the Company shall consider in good faith all comments of such Stockholder in connection therewith.

Section 7.06. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 7.07. Other Capacities. Nothing in this Agreement shall be deemed to apply to, or to limit in any manner, the discretion of Roberts with respect to any action to be taken (or omitted) by Roberts in his or her fiduciary capacity as an officer or director of Parent.

Section 7.08. Entire Agreement. This Agreement (including the Schedule hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 7.09. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, subject to Section 5.01(b), no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

Section 7.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 7.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 7.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.13. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.02 shall be deemed effective service of process on such party.

Section 7.14. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.15. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.16. No Ownership Interest. All rights, ownership and economic benefits of and relating to a Stockholder’s Covered Shares shall remain vested in and belong to such Stockholder, and the Company shall have no authority to exercise any power or authority to direct such Stockholder in the voting of any of such Stockholder’s Covered Shares, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as a stockholder of Parent.

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page is the signature page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TIME WARNER CABLE INC.

By:	/s/ Arthur T. Minson, Jr.
Name: Arthur T. Minson, Jr.
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Voting Agreement]

/s/ Brian L. Roberts
Name: Brian L. Roberts

Address for notices: c/o Comcast Corporation One Comcast Center Philadelphia, PA 19103

[Signature Page to Voting Agreement]

BRCC Holdings LLC

By:	/s/ Brian L. Roberts
	Name:	Brian L. Roberts
	Title:	Manager

Address for notices: 1105 North Market Street Suite 1300 P.O. Box 8985 Wilmington, DE 19807

[Signature Page to Voting Agreement]

Irrevocable Deed of Trust of Brian L. Roberts for Children and Other Issue dated June 10, 1998

By:	/s/ Sheldon M. Bonovitz
	Name:	Sheldon M. Bonovitz
	Title:	General Trustee

Address for notices: c/o Christiana Trust, Trustee Greenville Center 3801 Kennett Pike Suite C200 Greenville, DE 19807

[Signature Page to Voting Agreement]

Irrevocable Deed of Trust of Ralph J. Roberts for Brian L. Roberts and Other Beneficiaries dated May 11, 1993

By:	/s/ Brian L. Roberts
	Name:	Brian L. Roberts
	Title:	Trustee

By:	/s/ Sheldon M. Bonovitz
	Name:	Sheldon M. Bonovitz
	Title:	Trustee

Address for notices: c/o Sheldon M. Bonovitz, Trustee Duane Morris LLP 30 South 17th Street Philadelphia, PA 19103-4196

[Signature Page to Voting Agreement]